Exhibit 99.1

COMPANY	Arthur W. Hicks, Jr.
CONTACT:	President and COO
(508) 533-4300

FOR IMMEDIATE RELEASE

JURY VERDICT RENDERED AGAINST CYBEX INTERNATIONAL, INC.

IN PRODUCT LIABILITY SUIT; CYBEX TO APPEAL

MEDWAY, MA, December 8, 2010 – Cybex International, Inc. (NASDAQ: CYBI), a leading manufacturer of premium exercise equipment, reported today that a $66,000,000 jury verdict has been rendered in the product liability litigation, Barnhard v. Cybex International, Inc. The verdict was apportioned 75% to CYBEX, 20% to Amherst Orthopedic Physical Therapy, P.C. and 5% to the plaintiff. Under New York law, CYBEX would be responsible for 95% of the verdict but may collect 20% of the verdict from Amherst Orthopedic. CYBEX management is extremely disappointed in this verdict, which it does not believe is supported by the facts or the law, and stated that it will pursue all available options, including post-trial motions and appeal.

The plaintiff in Barnhard was rendered a quadriplegic after she pulled a CYBEX weight machine over on herself. CYBEX Chairman and CEO John Aglialoro stated: “This piece of equipment has been in continuous operation for over 25 years in the same facility as Ms. Barnhard was injured to the current date, with no incidents reported other than this one event. We strongly believe that CYBEX was not negligent and is in no way responsible for this tragic accident. We will vigorously pursue all avenues to attain a reversal of this verdict.”

CYBEX management in consultation with counsel is analyzing the impact of the verdict on the Company and its financial condition. CYBEX’s available insurance coverage for this claim is currently less than $4 million. The amount of the required fourth quarter addition to the Company’s litigation reserve will be determined as the post-trial motion process proceeds.

About CYBEX

Cybex International, Inc. is a leading manufacturer of premium exercise equipment primarily for commercial use. The CYBEX product line, including a full range of strength and cardio training machines, is designed using exercise science to reflect the natural movement of the human body. Led by the Cybex Institute for Exercise Science, CYBEX fitness equipment is engineered to produce optimal results for users from the first-time exerciser to the professional athlete. Products are available for a wide range of facilities, from commercial health clubs to home gyms, and are sold in more than 85 countries worldwide. For more information on CYBEX and its product lines, visit the Company’s website at www.cybexintl.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the resolution of litigation involving the Company, and the ability of the Company to comply with the terms of its credit facilities. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K for the year ended December 31, 2009, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated March 25, 2010.

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